Exhibit 10.1

Fiscal Year 2016 Executive Annual Cash Incentive Plan of Hutchinson Technology Incorporated

Our board of directors has adopted an annual cash incentive plan for fiscal year 2016 for company executives, including its named executive officers. The plan is designed to create an incentive for these executives to achieve goals that our board of directors believes align with the short- and long-term interests of our shareholders. The plan incorporates company financial and operational measures.

Each participant in the plan is eligible for a target cash incentive opportunity equal to a specified percentage of his or her respective base salary. Achievement of the threshold performance level for a particular goal is required before a participant is eligible to receive a payout for that goal. Performance at the threshold level results in a payout of 50% of the applicable target amount, performance at or above the maximum level results in a payout of 200% of the target amount, and performance between threshold and target levels or between target and maximum levels will result in a pro rata payout.

For fiscal year 2016, a portion of each participant’s annual cash incentive opportunity is based on achievement of three company financial goals: (i) annual revenue related to the company’s suspension products business, (ii) annual revenue unrelated to the company’s suspension products, and (iii) the level of the company’s profitability (measured by operating income) during the course of fiscal year 2016.

The remaining portion of each participant’s annual cash incentive opportunity for fiscal year 2016 is based on achievement of one company operational goal involving average cost per suspension assembly produced.

The total payout under the plan to any participant will be capped at the target level payout if the company does not report positive earnings before taxes for the full fiscal year.

The decision to make cash incentive payments and on payment amounts are made annually, and payments are made in cash in the first quarter of the following fiscal year.  The compensation committee retains authority to adjust performance goals to exclude the impact of charges, gains or other factors that the compensation committee believes are not representative of the underlying financial or operational performance of our company.